Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President and Corporate Secretary
Royal Gold, Inc.
(303) 573-1660
ROYAL GOLD COMPLETES ACQUISITION OF BATTLE MOUNTAIN
     DENVER, COLORADO. OCTOBER 25, 2007: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the world’s leading precious metals royalty company, today announced the completion of a merger agreement with Battle Mountain Gold Exploration Corp. (“Battle Mountain”), under which Royal Gold acquired 100% of the fully diluted shares of Battle Mountain. Royal Gold paid approximately $3.4 million in cash and issued 1.14 million shares of its common stock to the Battle Mountain shareholders in order to acquire the shares of Battle Mountain that the Company did not already own. Subject to the settlement of certain Battle Mountain litigation, the former shareholders of Battle Mountain may receive additional shares of Royal Gold common stock or cash, in the same form as previously elected.
     Battle Mountain is a precious metals royalty company with a portfolio consisting of royalties on 13 properties located mainly in the Americas. Its principal assets include a 1.25% and a 2.0% net smelter return (“NSR”) royalty on gold production and a 2.0% NSR royalty on silver production from the Dolores project in Mexico, which is under development by Minefinders Corporation Ltd. Battle Mountain’s royalty properties contain approximately 4.8 million ounces of gold reserves and 136 million ounces of silver reserves.

     Royal Gold is the leading precious metals royalty company engaged in the acquisition and management of precious metals royalty interests. Royal Gold is publicly-traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The company’s web page is located at www.royalgold.com.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding reserve estimates for Battle Mountain’s royalty properties. The principal assets of Battle Mountain include royalty interests on a project not yet in production. Like any royalty acquisition involving royalties on a non-producing project, the royalty interests acquired in the merger transaction are subject to certain risks, such as the ability of the operator to bring the project into production and operate in accordance with the feasibility study and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of royalty payments. In addition, the various royalty interests that have been acquired in the merger transaction are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Factors that could cause actual results to differ materially from forward-looking statements include, among others, actual results of the consummation of the merger transaction, precious metals prices, decisions and activities of the operator of the property, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described in Royal Gold’s Annual Report on Form 10-K, and other of the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond Royal Gold’s ability to predict or control. Royal Gold disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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